Exhibit 99.5       Press Release

South Texas Oil Company Announces $26.1 Million Debt Restructuring
and Non-Core Asset Dispositions
Transactions Strengthen Balance Sheet

SAN ANTONIO – February 23, 2009 (PR Newswire) – South Texas Oil Company (NASDAQ: STXX) today announced a comprehensive debt restructuring.  In further improving its balance sheet, the Company has entered into definitive agreements with The Longview Fund L.P. to restructure $26.1 million of senior secured debt (plus accrued interest).  The debt restructuring includes the exchange of $16.3 million in principal (plus accrued interest) for shares of Series A Convertible Preferred Stock and a debt-non-core asset exchange valued at $9.8 million.

Convertible Preferred Stock Transaction
The Company has entered into a securities exchange agreement with Longview, pursuant to which South Texas Oil will issue to Longview approximately 1.6 million shares of Series A Convertible Preferred Stock in exchange for the surrender and cancellation of approximately $16.3 million of the Company’s senior secured debt held by Longview.  The Series A Convertible Preferred Stock has a stated value equal to $10.00 per share, has no coupon rate, does not pay dividends, and has no voting rights.  The shares of Series A Convertible Preferred Stock are convertible into shares of common stock at any time subsequent to 90 days after the issuance of the shares at a conversion price of $0.50 per share of common stock.  The issuance of Series A Convertible Preferred Stock is subject to shareholder approval.

Debt-Non-Core Asset Exchange
The Company has also entered into a definitive asset purchase and sale agreement with The Longview Fund L.P. to sell the Company’s Colorado DJ Basin properties and its Unit U34 Single Drum Draw-works drilling rig and associated assets for a combined total of $9.8 million.  Subject to the terms and conditions of the purchase and sale agreement, on the closing date, South Texas Oil shall convey these assets to Longview in exchange for Longview’s discharge and satisfaction of $9.8 million in debt.

The debt-asset exchange transaction for the disposition of both the Colorado property and drilling rig will close concurrently with the Series A Convertible Preferred Stock.  The Colorado property disposition includes the Company’s entire 37.5% non-operated working interest in 23,111 gross (8,666 net) acres.  The assets being conveyed to Longview include approximately 217,000 barrels of oil equivalent of proved reserves and an estimated 18 barrels of oil equivalent per day of net production located in Logan County, Colorado.

Closing is subject to customary closing conditions.  The final closing price will reflect typical closing and post-closing adjustments.

Following the closing of both transactions, the Company’s remaining senior secured debt will be approximately $16.0 million.

Management Comment
“The debt restructuring is an important step in our plans for future growth as it provides a more solid financial foundation for the Company and its shareholders,” said Mike Pawelek, Chairman and CEO.  “By divesting of these non-core assets and implementing the debt restructuring, we are able to extinguish 62% of our existing senior secured debt.  We can now focus entirely on our Texas, Louisiana and Gulf Coast operating areas which generate the majority of our operating cash flow.  We feel it is the optimal strategy for  South Texas Oil to work the oil and gas provinces in which our technical team has the most experience and can maximize returns on invested capital.”